Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of American Claims Evaluation, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 5th day of May, 2011.

Date: May 5, 2011

FLANNEL MANAGEMENT SARL By: /s/ Sandrine Crisafulli Sandrine Crisafulli Managing Officer /s/ Sandrine Crisafulli Sandrine Crisafulli